UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2026

Aemetis, Inc.

Exact name of registrant as specified in its charter

Delaware	001-36475	26-1407544
State or other jurisdiction of incorporation	Commission File Number	IRS Employer Identification Number

20400 Stevens Creek Blvd., Suite 700

Cupertino, CA 95014

(408) 213-0940

Registrant's address and telephone number of principal executive office

N/A

Former name or former address, if changed since last report

Common Stock, par value $0.001	AMTX	NASDAQ Global Market
Title of class of registered securities	Trading Symbol	Name of exchange on which registered

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter)

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

On January 22, 2026, the Governance, Compensation and Nominating Committee (the “Committee”) of the Board of Directors (the “Board”) of Aemetis, Inc. (the “Company”) approved the annual payment of a guarantee fee in the amount of $350,000 to McAfee Capital LLC, an entity 100% owned and controlled by Eric A. McAfee, the Company’s Chairman and Chief Executive Officer.

The fee is paid in consideration of personal guarantees provided by Mr. McAfee and his affiliated entity with respect to certain of the Company’s outstanding credit facilities and debt obligations. The Committee determined that the continued provision of such guarantees provides a material benefit to the Company by supporting its financing arrangements. This arrangement is consistent with the Company’s historical practice of providing such guarantee fees on an annual basis.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 22, 2026, the Committee approved discretionary cash bonuses for the following executive officers in recognition of their leadership and performance during the prior year: Eric A. McAfee, Chairman and Chief Executive Officer, $200,000; Todd A. Waltz, Executive Vice President and Chief Financial Officer, $125,000; Andrew B. Foster, Executive Vice President, North America, $125,000; J. Michael Rockett, Executive Vice President, General Counsel and Corporate Secretary, $125,000; and Sanjeev Gupta, Executive Vice President, International, $50,000.

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the $350,000 guarantee fee to Mr. McAfee’s affiliated entity is incorporated by reference into this Item 5.02 to the extent such fee is deemed to be a compensatory arrangement for Mr. McAfee.

Item 8.01 Other Events.

On January 22, 2026, the Board authorized a share repurchase program (the “Repurchase Program”) under which the Company may repurchase up to $80 million of its outstanding common stock. Under the Repurchase Program, share repurchases may be made from time to time in the open market, through privately negotiated transactions, or otherwise, in accordance with Delaware law and applicable securities laws and regulations, including Rule 10b-18 and Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.

The Repurchase Program does not have a specified expiration date and does not obligate the Company to acquire any particular amount or number of shares of common stock. The timing and actual number of shares repurchased will depend on a variety of factors, including the stock price, corporate and regulatory requirements, capital availability, general business and market conditions, and alternative investment opportunities. The Repurchase Program may be modified, suspended, or discontinued by the Board at any time without prior notice.

Additional Information and Where to Find It

In connection with the special meeting of stockholders (the “Special Meeting”) to consider and vote upon amendments to the Company’s Certificate of Incorporation to decrease the number of authorized shares of preferred stock and increase the number of authorized shares of common stock (the “Charter Amendments”), the Company has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”).

STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE SPECIAL MEETING AND THE CHARTER AMENDMENTS. Stockholders may obtain a free copy of the definitive proxy statement and other documents filed by the Company at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from the Company’s website at www.aemetis.com or by directing a request to Aemetis Investor Relations.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Special Meeting. Information about the Company’s directors and executive officers and their ownership of Company common stock is set forth in the Company’s definitive proxy statement for the Special Meeting, filed with the SEC on December 31, 2025. To the extent that holdings of the Company’s securities have changed since the amounts printed in the definitive proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Aemetis, Inc.

January 28, 2026	/s/ Eric A. McAfee
Eric A. McAfee
Chairman and Chief Executive Officer